Exhibit 10.4

PROGRAM AGREEMENT

PROGRAM AGREEMENT (“Agreement”) is made this 8th day of December, 2010 by and between Santa Barbara Tax Products Group, LLC (“TPG”) , a Delaware limited liability company, with its principal office at 5770 Oberlin Drive, San Diego, CA, and Jackson Hewitt Inc. (“JHI”), a Virginia corporation, with its principal office at 3 Sylvan Way, Parsippany, NJ 07054.

RECITALS

WHEREAS, TPG, together with contractual partnerships it maintains from time to time with one or more Banks (as defined below), markets and provides various IT, disbursement options (including by check and debit card) and other services necessary (i) to approve, process, manage and/or monitor Assisted Refunds (as defined below) and other Financial Products (as defined below) to qualifying taxpayers based on the amount of such taxpayers’ expected Federal and/or State income tax refund through an established system (the “Bank Product System”);

WHEREAS, from time to time TPG shall contract with a Bank to provide Financial Products provided through the Program (as defined below);

WHEREAS, Banks, while not party to this Agreement, are integral to the Program especially in the areas of approving marketing materials and effecting funding mechanics with respect to Financial Products offered through the Program and, as regulated entities, require certain rights including third-party beneficiary rights under this Agreement;

WHEREAS, JHI acknowledges that TPG contracts with certain third-parties including Banks to enable TPG to provide the services and to fulfill its other obligations under this Agreement;

WHEREAS, JHI (i) is the franchisor of the Jackson Hewitt Tax Service® tax preparation system to independently owned and operated franchisees (“Franchisees”) and (ii) through Tax Services of America, Inc., a wholly owned subsidiary, owns and operates Jackson Hewitt Tax Service locations (“Corporate Stores,” and together with Franchisees, “electronic return originators” or “EROs”);

WHEREAS, the EROs provide income tax return preparation with electronic filing and related services to customers; and

WHEREAS, TPG desires to offer and provide Financial Products to customers at selected locations of certain EROs as designated by JHI from time to time, and JHI desires that TPG provide such products, on the terms and subject to the conditions hereinafter set forth (the “Program”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	Definitions.

1.1.	Definitions. Capitalized terms used in this Agreement that are not defined in the body of this Agreement shall have the following meanings given to them:

(a)	“Assisted Refund” or “AR” shall mean a non-loan financial product (regardless of actual name of product) through which a customer’s federal and/or state income tax refund (as identified in IRS Form 1040 and any applicable state income tax form, respectively) is deposited into an account established by Bank (as defined herein) and disbursed, net of authorized fees and charges, (i) to the customer by (x) check or (y) debit card, or (ii) via an automated clearing house credit (“ACH”) to the customer’s designated bank account.

(b)	“Bank” shall mean the federally or state chartered bank designated by TPG to provide Financial Products under the Program.

(c)	“Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which banks in either the state of New York or the state of California are required or permitted to be closed.

(d)	“Financial Product” shall mean the following tax refund related financial products: Federal and state Assisted Refunds, and any similar or modified product offered from time to time.

(e)	“Tax Season” shall mean the period beginning on January 2 of a calendar year and ending on the last day an individual is permitted to file a federal income tax return with the Internal Revenue Service (“IRS”) without extension, typically April 15 of such calendar year.

2.	ERO Participation; ERO Locations.

2.1	ERO Locations.

(a)	In advance of the relevant Tax Season (but no later than December 15th), JHI shall designate in writing to TPG: (i) the EROs participating in the Program (each, a “Designated ERO”); and (ii) for each Designated ERO, such Designated ERO’s specific locations participating in the Program (“ERO Locations”). For the purpose of clarity, only the ERO Locations shall be included in the Program, not all the Designated EROs’ locations.

(b)	ERO Locations shall not be permitted to accept applications for Financial Products during the same Tax Season on behalf of any financial institution, other than Bank through the Program, without the prior written approval of TPG. ERO Locations found to be simultaneously participating in both the Program and a competing Financial Product program may be terminated immediately by TPG from the Program.

(c)	JHI shall determine the locations to be ERO Locations.

(d)	Notwithstanding anything herein to the contrary (i) ERO Location designations made herein shall be modified by, and subject to, the requirements of the multi-state operations of an ERO as defined by processing center, and may result in certain locations, whether within designated states or outside designated states, being excluded or included, as the case may be, in the list of ERO Locations for TPG under the Program in any given Tax Season; and (ii) JHI shall have the right to amend, delete or in any other way modify the list of ERO Locations at any time.

(e)	Upon TPG’s receipt of notice of ERO Locations from JHI, TPG (on behalf of itself and Bank) shall promptly notify JHI if it determines that any Designated EROs, ERO Locations or tax preparers employed by or working on behalf of a Designated ERO should not be permitted to participate in the Program based upon TPG’s commercially reasonable determination of risks to the business or the Program posed by such EROs, locations or tax preparers. TPG may set forth additional requirements on such EROs, ERO Locations or tax preparers in order to continue participation in the Program and such requirements shall be set forth in the TPG Bank Product Agreement (defined herein).

2.2	ERO Agreement.

JHI shall require Designated EROs to enter into separate agreements with TPG in advance of the applicable Tax Season, in a form mutually agreeable to the parties, with such changes thereto as the parties, from time to time, shall agree (the “TPG Bank Product Agreement).

3.	Financial Products.

3.1.	Product Offering.

(a)	Products Generally. TPG and Bank shall offer and provide Financial Products to customers of Designated EROs at ERO Locations, on the terms and subject to the conditions set forth herein, and such other products and services as the parties may, from time to time agree in writing.

(b)	State Products. The Program shall include AR services to all applicants requesting the same, if approved, with respect to all states whose taxing authority accepts state income tax returns electronically and disburses refund amounts via direct deposit.

(c)	TPG/Bank Pricing. TPG agrees (on behalf of itself and Bank) to charge customers receiving an Assisted Refund the fees set forth on Schedule A hereto.

(d)	Transmitter Fee. TPG and Bank shall permit a transmitter fee in accordance with Section 6.2 hereof. No other fee shall be permitted for AR services.

3.2	Other Fees. TPG shall not be required to pay any fees to JHI or any Designated ERO unless agreed to by the parties in a separate writing. The parties agree that neither JHI nor any Designated ERO shall have any right to any fees earned by TPG in connection with the marketing and sale of Financial Products.

4.	JHI’s Obligations and Procedures.

4.1.	Facilitation and Promotion of Financial Products. JHI agrees, in connection with the operation of the Program, to: (i) train such personnel and EROs with respect to the Program Protocols; and (ii) take such other actions, in each case as reasonably necessary to accommodate the facilitation of Financial Products to applicants. JHI agrees to use reasonable efforts to promote the Program and the Financial Products at its own expense to its current customer base and to other prospects; provided, that TPG shall have the right to review and approve all materials (whether written, audio, video or electronic) which are produced by JHI and which refer directly to TPG or the Program, its policies, pricing or product descriptions; provided, further, that such review shall be conducted promptly and TPG’s approval shall not be unreasonably withheld.

4.2.	Preparation and Filing of Returns. JHI shall require Designated EROs to prepare and/or collect and file with the appropriate taxing authorities federal and state income tax returns for customers, and Designated EROs shall be solely responsible for any liability arising out of such preparation or filing.

4.3.	Application Process. JHI shall require Designated EROs to require that each applicant (i) complete and sign an application in a form developed by TPG and reviewed by JHI prior to each Tax Season (the “Application”); and (ii) is given a copy of any and all disclosures required to be provided pursuant to applicable State or local law (“State Disclosure Documents”).

4.4.	Completion of IRS Form 1040. In connection with each Application, JHI shall require Designated EROs to complete IRS Form 1040 and the direct deposit designation in the electronic portion of the Applicant’s federal (and state, if applicable) income tax return which shall include information provided by TPG (such as the applicable Bank check routing number and customer account number) and shall name Bank as the financial institution. The forms shall be signed by an employee of the Designated ERO and by the customer, and shall also indicate that the account is a checking account and that the source is “other”. JHI shall cause the same information to be contained in the appropriate data field as part of the income tax return electronically filed by the Designated ERO.

4.5.	Customer Copies. JHI shall require each Designated ERO to provide to each applicant a signed copy of the Application, signed copy of IRS Form 1040 or similar form, together with any other agreements or documents that TPG reasonably may require, as identified to and reviewed by JHI prior to each Tax Season; provided that TPG shall be solely responsible for the form and content of all of the aforementioned documents, subject to JHI review prior to each Tax Season, and for such documents’ compliance with applicable laws, rules and regulations (“Applicable Law”).

4.6.	Retention and Handling of Documents.

(a)	Retention. JHI shall require each Designated ERO to retain a copy of the signed Application, State Disclosure Documents, if any, as well as a copy of the federal and state income tax returns, in the customer’s file maintained by them for a period of five years following the preparation and filing thereof (after which time such documents may be discarded). At the reasonable request of TPG, JHI shall cause Designated EROs to deliver to TPG a copy of any Application.

(b)	Tax Returns. For fraud detection, underwriting and collection purposes, JHI shall provide to TPG electronic copies of each applicant’s electronically filed federal income tax return, in the format prescribed by the IRS, simultaneously with or promptly after the Application information is transmitted to TPG.

4.7.	Lost Checks. If a Bank customer notifies a Designated ERO that a check disbursed by it has become lost, or that he or she has not received a check mailed by TPG within 14 days, then JHI shall require the ERO to notify TPG immediately to stop payment thereon and to issue a new check (or cause Bank to issue a new check) and an indemnifying bond, to be completed by such customer, in a form satisfactory to TPG and applicable Bank.

4.8.	JHTSL. JHI and TPG acknowledge and agree that Jackson Hewitt Technology Services LLC (“JHTSL”) a subsidiary of JHI, shall provide certain technology expertise, software modification and implementation and processing services, personnel and related support to JHI, TPG, Bank and Designated EROs in connection with the Program, as further described herein.

5.	TPG’s Obligations and Procedures.

5.1.	Processing of Applications. TPG shall, on each day during the Term, process Applications and provide Financial Products with respect thereto for all Applications received electronically in accordance with TPG’s criteria in effect at that time (as the same may be amended from time to time by the mutual consent of the parties) and in accordance with industry standards.

5.2.	Disbursement/Check Print Authorizations. TPG shall promptly communicate disbursement authorizations to JHTSL for Financial Products upon receipt of and after processing IRS or state refund pre-note files to the extent such practice does not violate any applicable bank regulations, provided that federal and state funding shall be released by TPG no later than the effective date designated by the IRS or applicable state taxing authority, respectively. TPG shall be responsible for all disbursement/check authorizations issued by it, including losses incurred as a result of its issuance of duplicate or multiple check print authorizations or checks issued by TPG in error or with information inconsistent with the information in the disbursement request received from JHTSL.

5.3.	Establishment of Accounts; Availability of Funds.

(a)	TPG shall cause Bank to establish and maintain at Bank a segregated account for the benefit of Bank customers (each, a “Deposit Account”), which account shall conform to the requirements of 12 C.F.R. 330.5 so as to afford such customers FDIC insurance with respect to such Deposit Accounts. Upon notification to JHTSL that an AR has been funded, TPG shall transfer the amount of the net refund, respectively, to the Deposit Account. All disbursements to TPG customers shall be drawn on the Deposit Account and shall be paid promptly upon presentment. TPG shall make all disbursements in the manner elected by the Assisted Refund customer, as set forth in the Application. In the event a TPG customer has requested an ACH transfer to the TPG customer’s personal bank account and such ACH transfer is not successful, then TPG shall disburse the refund via a check printed by the TPG customer’s ERO or mailed directly by TPG or by debit card if approved by such customer.

(b)	TPG shall have the right to offset against the Deposit Account all fees and charges authorized by such customer to be paid to TPG, Designated EROs or otherwise pursuant to such customer’s Application for a Financial Product in an amount up to the amount of the Financial Product.

5.4.	Deduction of Additional Charges; Timing and Order of Disbursements.

(a)	From the proceeds of the applicable Assisted Refund, TPG shall remit (or cause to be remitted) payment to Designated EROs of all fees and charges authorized by customers to be paid to such ERO (e.g. tax preparation and other fees) on funding of Financial Products. The foregoing shall be set forth in the applicable TPG Bank Product Agreement between such ERO and TPG.

(b)

All Financial Product disbursements shall be made to the customer net of all authorized fees, deductions or charges. If TPG receives a state tax refund before the IRS tax refund, then any and all ERO fees may be deducted from the state refund prior to disbursement to the customer. If an IRS or state tax refund deposit is received in an amount less than anticipated, then disbursements will be made in the following order:

first, to cover fees owed to TPG; second, to cover payment of transmitter fees; third, to cover payment of ERO fees; and fourth, to pay the balance of the customer’s Assisted Refund disbursement.

5.5.

Establishment of Fees and Other Criteria. The pricing, fees, terms and other criteria for the Program shall be developed for each Tax Season by TPG in consultation with JHI, and may be subject to modification from time to time at the sole discretion of TPG. The pricing, fees, terms and other criteria must be commercially reasonable, based on the best information available that year including IRS prior-year funding trends, competitive product offerings and customer and ERO behavior, and set forth in writing no later than December 15th preceding each Tax Season during the Term. Pricing for the 2011 Tax Season is set forth on Schedule A hereto.

5.6.	Development of Forms/Materials. TPG shall provide JHI and each Designated ERO with the current REFUND ANTICIPATION LOAN AND REFUND TRANSFER PROGRAM User Manual (the “Manual”) that applies to each filing season during the Term as early as possible prior to the filing season. The Manual will set forth the Program Protocols (as defined in Section 5.6) and other guidelines for the Designated EROs. TPG also shall develop reasonable program protocols for the offering, marketing, receipt and processing of Applications and the disbursement of Financial Product proceeds (“Program Protocols”) and shall create and distribute to JHI for its prior review forms to be used by Designated EROs of each of the following: the Application and disbursement checks. For the avoidance of doubt, the term “Program Protocols” shall not include protocols or other materials that are developed by JHI, including without limitation materials that are developed by JHI and reviewed by TPG. TPG may create solicitation, marketing and promotional materials relating to the Program, each of which shall be subject to JHI’s prior review. TPG shall provide such assistance as JHI reasonably may request in connection with the preparation and dissemination to customers of State Disclosure Documents. TPG covenants and agrees that the Manual, the Program Protocols and all documents and materials provided by it hereunder (including, without limitation, the Application, any required disclosure statements, disbursement checks, solicitation materials and marketing and promotional materials) shall comply with Applicable Law.

5.7.	Check Stock. TPG shall provide and distribute to each Designated ERO the necessary Bank check stock to participate in the Program, and shall promptly replenish such stock upon such ERO’s request at no charge, unless the ERO requests overnight delivery (in which case the ERO shall pay for such delivery).

5.8.	Reports. TPG shall provide weekly reports to JHI describing all ACH transmissions from the IRS to TPG or Bank and all paid items, and covering such other matters and in such form as JHI reasonably may request. TPG covenants and agrees that each such report will be true, correct and complete in all respects.

5.9.	Applicable Law. Without limiting or conditioning the obligations of JHI and the Designated EROs to comply with Applicable Law, TPG shall consider reasonable steps proposed by JHI to address concerns raised by JHI with respect to the operation of the Program and the facilitation of Financial Products as it relates to JHI and Designated EROs being in compliance with Applicable Law or potential violations of Applicable Law.

6.	Technology Services.

6.1	Provision of Technology Services. JHI, through JHSTL, shall provide certain technology expertise, software modification and implementation and processing services, personnel and related support to JHI, TPG, Bank and Designated EROs in connection with the Program as more fully defined herein.

6.2

The Services. In advance of each Tax Season during the Term, the parties shall mutually agree on the technology needs related to the Program for each Tax Season (or other related period), including systems and software modification, incorporation and implementation of specifications in, and the coordination of systems between, ProFiler®, the Jackson Hewitt Tax Service electronic filing software program and the related systems and servers (“ProFiler”) and TPG’s and Bank’s systems (collectively, the “Services”) and JHTSL shall provide such agreed upon Services. JHTSL shall provide additional technology services upon the terms and conditions to be agreed in writing with TPG. JHTSL shall provide a system whereby customers who choose a Financial Product may transmit requests to receive an Assisted Refund to TPG and Bank. A Transmitter fee in the name of JHTSL shall be permitted to be charged in connection with the AR not to exceed $50.

6.3

Deliverables. In advance of each Tax Season, JHI and TPG shall agree in writing as to the Deliverables (defined herein) required under this Agreement for the relevant Tax Season (or other related period) and the timeline of the required Deliverables. As used herein, “Deliverables” shall include, but not be limited to, all obligations and procedures required of both parties in this Agreement. The parties agree that they shall provide the agreed-upon Deliverables. In the event the parties are unable to reach agreement on the nature or scope of Deliverables or related timeline, the parties shall seek the assistance of a mediator to assist them in such efforts. Each party shall use reasonable efforts to implement all requested Deliverables on or before mutually agreed upon completion dates, but shall not be held liable for matters not completed for the beginning of a Tax Season if such requests have been agreed to after August 31st preceding a Tax Season. The agreed upon Deliverables shall be documented and may be amended from time to time by mutual agreement of the parties.

6.4	JHI’s Obligations and Procedures. JHI agrees, in connection with the operation of the Program, that JHTSL shall perform, and enable ProFiler to perform, all required functions, including, as applicable, the following specific duties:

(i) Personnel. Devote a sufficient number of employees to meet JHI’s obligations under this Agreement.

(ii) Training. Devote employees and resources as it deems necessary to provide training to Designated EROs and JHI corporate staff in connection with the operation of ProFiler as it relates to the Program.

(iii) System Errors. Consult with TPG to develop a process for eliminating transmission errors, to the extent practicable.

(iv) Support. Operate a call center to support Designated EROs in connection with the operation of ProFiler as it relates to the Program.

(v) Computer Network. Establish and maintain a technology and communication center, at a location designated by JHTSL, for use in electronically transmitting returns, applications and other related materials to TPG in a secure manner.

(vi) Transmission of Customer Information. JHI shall assure that after JHTSL has transmitted the customer’s income tax return to the IRS and received from the IRS acknowledgment of its acceptance thereof (the “Notification”), JHTSL shall electronically transmit to TPG all data required to be extracted from the IRS transmission file and the Application in accordance with TPG’s File Layouts and Specifications (“Specifications”), which shall be provided to JHTSL no later than the November 1 immediately preceding each Tax Season and shall be incorporated herein by reference, together with information, if any, received in the Notification. Notwithstanding the foregoing, if TPG shall notify JHTSL that it is no longer accepting Applications from an ERO, then JHTSL shall immediately halt all transmissions to TPG in respect of such ERO. In the event it no longer becomes feasible to process Applications in the manner specified in this Section herein due to circumstances beyond the control of the parties, then the parties shall endeavor in good faith to take all commercially reasonable actions necessary to promptly modify the Program so as to resolve the problems.

(vi) Check Disbursements. If a customer has chosen a Bank check as the method of disbursement, then upon receipt of notice from Bank that the IRS has funded a customer’s AR, JHTSL shall transmit a check print authorization to the Designated ERO to permit the ERO to print a disbursement check from the consecutively numbered blank check stock supplied to it by Bank. Such check shall evidence the amount of the AR, less all fees and charges authorized by the customer to be deducted therefrom, and shall bear an imprint of the facsimile signature of an authorized TPG signatory as provided by Bank.

(viii) Check Reconciliations. JHTSL shall immediately transmit to Bank a check reconciliation file, the content and layout of which are described in the Specifications, with respect to each check as to which it has received from the ERO confirmation that the check was printed.

(ix)	Data Processing Systems.

(A)	Electronic Filing Software. JHI shall cause JHTSL to distribute to each Designated ERO a copy of ProFiler, which shall (i) enable such ERO to prepare accurately and electronically file returns to the IRS through JHTSL and (ii) accurately populate all documents required by TPG in the Specifications applicable State Disclosure Documents (as defined in the Program Agreement) and Applications based upon information input by the tax preparer.

(i) Check Writing Software. JHTSL shall distribute to each Designated ERO a check writing software program, which program shall permit (i) checks to be written only in the name of the customer as directed by Bank and only in the amount approved by Bank, (ii) itemization of fees (the text of which shall be provided in the Specifications) on a perforated stub of the Bank blank check form, and (iii) the printing of additional disbursement checks in the event that additional funds are received and owing to the customer.

(ii) Software. TPG shall provide no fewer than 30 test transmissions in a test environment on or before December 10, 2010 to ensure accuracy and functionality of all such software which test cases will be performed by JHI which results shall be shared with TPG. Based on the results of the test cases, TPG shall approve or disprove software implemented for use in connection with the performance of this Agreement, including software that is embedded in, or otherwise is utilized in connection with, ProFiler.

7.	Representations, Warranties and Covenants.

7.1.

Each party represents and warrants to the other that (i) in the case of JHI, it is a corporation, and in the case of TPG, it is a limited liability company, in each case in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and is duly qualified to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business); (ii) its execution and delivery of this Agreement does not and will not violate its (x) Certificate of Incorporation (in the case of JHI) or (y) limited liability company agreement (in the case of TPG), or constitute a material breach under any agreement or arrangement to which it is a party; (iii) it has the legal right to enter into and perform its obligations hereunder; (iv) its execution and delivery hereof has been duly authorized by all necessary corporate action on its part and this Agreement constitutes its legal and binding agreement, enforceable against it in accordance with its terms; and (v) its Marks (as defined below) do not infringe upon the intellectual property rights of any third party.

7.2.	TPG covenants to and agrees with JHI that it shall comply with, and shall require that Bank comply with, all Applicable Laws, rules and regulations in connection with the offer and sale of Financial Products and the performance of its obligations under this Agreement.

7.3.	Each party further covenants to and agrees with the other that it shall fulfill its obligations hereunder in a diligent and timely fashion, consistent with industry standards; that all hardware, software, processes and procedures each party uses in providing the services hereunder are owned or properly licensed to such party and will not violate the trademark or copyright rights, right of publicity or privacy of, or constitute libel or slander against, or involve plagiarism or violate any other rights of, any person or entity and that such party’s use of them will comply with all Applicable Laws; that all processing systems, software and hardware, and policies or procedures used by each party and all rules and protocols covering such party’s employees, agents and independent contractors providing services hereunder, contain protections and security enhancements, consistent with industry standards, and provide safeguards and system protections, consistent with industry standards, to prevent hacking, viruses, security breaches, loss of data, any breach of the Gramm-Leach-Bliley Act and applicable regulations promulgated thereunder, any breach of the confidentiality provisions hereof, identity theft and fraud against JHI and customers effecting transactions contemplated by this Agreement.

7.4.	JHI covenants to and agrees with TPG that it shall comply with the Manual and all applicable Program Protocols and Applicable Law in connection with the performance by it of its obligations under this Agreement. JHI shall comply in all material respects, and shall instruct EROs to comply, with the Manual and all Program Protocols provided by TPG in advance of each Tax Season concerning the preparation and processing of Applications.

7.5.	TPG represents and warrants to JHI that, to the best of its knowledge, Bank is a federal or state chartered bank of suitable size and financial condition to perform the requirements of the Program. TPG covenants and agrees with JHI that it will use commercially reasonable efforts to ensure that Bank performs its obligations under the Program.

8.	Term and Termination.

8.1.	Term. This Agreement shall be effective upon its execution and be applicable to the Program for Tax Season 2011 and all related periods. This Agreement shall terminate and expire on October 31, 2011, unless extended in accordance the terms of this Agreement (the “Term”).

8.2.	Termination by Either Party. Either party may at its option terminate this Agreement upon twenty (20) days’ prior written notice if (i) the other party has materially breached any of the terms hereof and has failed to cure such breach within such twenty-day period or (ii) the continued operation of the Program or the electronic filing program is no longer permitted or be performed (or performance is rendered impracticable) due to legal, legislative or regulatory determinations, enactments or interpretations. In addition, either party may terminate this Agreement, immediately upon notice to the other party, upon (w) a Pricing Termination Event (as defined below), (x) the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (y) the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; or (z) application of the other party for the appointment of a receiver or trustee of its assets.

A “Pricing Termination Event” shall be deemed to have occurred if (i) legal, legislative or regulatory determinations, enactments or interpretations (whether proposed or enacted) adversely affect the fees set forth on Schedule A hereto, (ii) TPG and JHI, within 30 days of the termination party having delivered written notice of the foregoing events to the other party, have been unable to agree on a revised Schedule A or other repricing terms in a manner reasonably satisfactory to the terminating party.

8.3.	Termination by JHI. JHI may terminate this Agreement immediately after a good faith discussion with TPG as to alternatives if TPG’s processing systems are not available for any reason (including any Force Majeure Event, as defined in Section 12.2) for two (2) consecutive days or more during any Tax Season, or for 15 consecutive days or more during any other time.

8.4.	Continuation of Program. In the event of a termination of the Program under this Agreement during a Tax Season, both parties shall continue to provide such Program services with respect to any pending ARs and approved Applications, and all the relevant provisions of and obligations under this Agreement shall survive until such obligations have been completed including any payment obligations for such Tax Season.

9.	Marketing and Other Materials.

9.1.	Review. Each party shall have the right to review and approve all marketing materials used to promote the Program that reference the names, trademarks,

service marks, trade names, service names or logos of such party (“Marks”); provided that such review shall be conducted promptly (in all events within two weeks of receipt thereof) and approval shall not be unreasonably withheld. If such materials are provided to TPG, TPG shall review such materials for compliance with Applicable Law solely relating to the offering of Financial Products. TPG shall have no responsibility for such compliance if TPG suggests revisions to such materials and such revisions are not adopted by JHI.

9.2.	License. During the Term and subject to the terms and conditions of this Agreement, each party grants to the other a non-exclusive, non-assignable right and license to use, reproduce and display its Marks, solely in connection with the marketing, making and processing of Financial Products to customers in connection with the Program. Neither party shall adopt or use, or seek to register, without the other party’s prior written consent, any variation of such other party’s Marks, or any mark similar thereto or likely to be confused therewith. Any and all goodwill arising from either party’s use of the Marks of the other party shall inure solely to the benefit of such other party, and neither during nor after the termination or expiration of this Agreement shall either party assert any claim to the other party’s Marks or associated goodwill. Neither party shall use the Marks of the other party for any purpose except those specifically set forth herein. All rights in and to the Marks of a party which are not specifically granted to the other party herein shall remain with such party.

10.	Confidential Information.

10.1.

Confidentiality Rights of the Parties. The parties hereto understand that implementation and operation of the Program involves the use of certain systems, computer programs, marketing, product development, risk management, strategy data and other information, including business information and trade secrets (“Proprietary Information”) that are proprietary to the respective parties. Each party shall safeguard all Proprietary Information made available to it by the other party, taking reasonable precautions to withhold the same from disclosure to the same extent that it would safeguard its own confidential information and data. Such Proprietary Information shall not include information which is (i) shown to have been known by the receiving party prior to disclosure to it by the other party, (ii) generally known to others engaged in the same trade or business as the furnishing party, (iii) available to the public through no act or omission by the receiving party or its representatives or professional advisors, or (iv) which is rightfully obtained by the receiving party from third parties (other than professional advisors or other representatives) without restriction of confidentiality. In addition to the foregoing, TPG specifically agrees not to make copies of or to disclose to any other person or firm, other than to employees of TPG who need-to know such information in order to perform TPG’s obligations under this Agreement and who have agreed to be bound by this Section 10, any Proprietary Information (including, without limitation, the names of EROs or customers or any other identifying information obtained through its relationship with JHI as set forth in this Agreement) for any purpose other than performing its obligations hereunder.

10.2.	Privacy. No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach Bliley Act of 1999, specifically including, 16 Code of Federal Regulations, Chapter I, Subchapter C, Part 313.11 and 313.13. JHI and TPG shall each adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual customers submitted by such customers to JHI. JHI’s and TPG’s privacy policy shall be available on its Internet web sites and each shall comply with the provisions of such privacy policy.

11.	Indemnification.

11.1.	Indemnification by JHI. JHI shall indemnify, defend and hold harmless TPG, its affiliates, and their respective officers, directors, employees and agents, from and against any and all expenses and costs (including reasonable attorney’s fees and court costs) or liabilities (including amounts paid in settlement) incurred by TPG in connection with any third party claim, dispute, controversy or litigation (individually a “claim”) arising out of or resulting from (i) JHI’s violation or alleged violation of Applicable Law (except when such violation or alleged violation is directly caused by JHI’s compliance with Program Protocols); (ii) any material breach by JHI of any representation, warranty, covenant or agreement hereunder or (iii) the negligence or willful misconduct of JHI in connection with the performance by it of its obligations under this Agreement.

11.2.

Indemnification by TPG. TPG shall indemnify, defend and hold harmless JHI, its affiliates, and their respective officers, directors, employees and agents, from and against any and all expenses and costs (including reasonable attorney’s fees and court costs), or liabilities (including amounts paid in settlement) incurred by any of them in connection with any third party claim, dispute, controversy or litigation (individually, a “claim”) arising out of or resulting from (i) the Program Protocols; (ii) the offer and sale of Financial Products hereunder (excluding any acts or omissions by the ERO with respect to such offer and sale, except if the claim is directly caused by the ERO acting in a manner expressly required by, or omitting to act in a manner expressly prohibited by, the Program Protocols); (iii) any violation or alleged violation of Applicable Law (including applicable federal or state banking or consumer finance laws or regulations) by TPG, the Financial Products offered by TPG or Bank or the Program Protocols, (iv) any material breach by TPG of any representation, warranty, covenant or agreement by it hereunder; (v) the negligence or wilful misconduct of TPG in connection with the performance by its obligations under this Agreement or (vi) without limitation on the indemnification available to JHI under the foregoing clauses (i) through (v), to the extent that indemnification is available to TPG against Bank, any material breach by Bank of any representation, warranty, covenant or agreement made by it to TPG in relation to the Program or the negligence or wilful misconduct of Bank in connection with the performance by its obligations under Program.

11.3.	Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Agreement, and shall promptly tender to the indemnitor sole control of the defense and any settlement thereof; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim; and provided, further that the indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee. The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense; and provided further that the indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor.

12.	Limitation of Liability.

12.1.	Limit on Damages. Neither Party will have any liability to the other or any third party (including, without limitation, any contractor, agent, affiliate, or mutual client) for any loss of profits, sales, business, or other incidental, consequential, or special loss or damage, including exemplary and punitive damages, of any kind or nature resulting from or arising out of this agreement, the software, and/or deliverables. The limitation of liability and types of damages stated in this Agreement are intended by the parties to apply regardless of the form of lawsuit or claim a party may bring, whether in tort, contract or otherwise, and regardless of whether any limited remedy provided for in this Agreement fails of its essential purpose. JHI’s rights and remedies under this Agreement are solely against TPG and not Bank. JHI hereby waives and releases any right of action against Bank, and JHI agrees not to pursue or threaten any lawsuit against Bank. Bank is hereby granted third-party beneficiary status to enforce the release and covenant not to sue set forth in this Section 12.1.

12.2.

Force Majeure. Notwithstanding any other provision herein to the contrary, either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement upon two (2) consecutive days’ notice during any Tax Season or upon fifteen (15) consecutive days’ notice at any other time, effective immediately upon written notice to such party.

13.	Commitment to Negotiation.

13.1.	Negotiation. Except with respect to either party’s wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHI by third parties, neither party shall institute any proceeding in any court to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall then be permitted to institute a proceeding against each other.

13.2.	Governing Law. This Agreement and all claims arising from the relationship between JHI and TPG will be governed by the laws of the state of New York without regard to its conflict of laws principles.

13.3.	Consent to Jurisdiction. Each party agrees that the other party may institute any action against it (which is not required to be arbitrated hereunder) and any action to confirm or to enforce an arbitration award hereunder in any state or federal court of competent jurisdiction located in the city of New York, state of New York and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts.

13.4.	Waiver of Jury Trial. JHI and TPG irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them against the other party.

14.	No Joint Venture.

This Agreement or any acts pursuant hereto shall not constitute a joint venture or create a partnership, agency or employment relationship between the parties. Except as expressly provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

15.	Audit Rights.

15.1.	During the Term and for a period of one year thereafter, TPG shall (a) maintain reasonably adequate books and records with respect to any fees or compensation to be provided to JHI hereunder and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to JHI and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, JHI and such agents such assistance as they reasonably may require. JHI shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an underpayment by TPG of more than five percent (5%) of any amount due hereunder, then TPG shall, promptly upon JHI’s request, tender the amount of such underpayment to JHI and reimburse JHI for such audit expenses.

15.2.	During the Term and for a period of one year thereafter, JHI shall (a) maintain reasonably adequate books and records with respect to the information to be provided by JHI to TPG pursuant to this Agreement hereof, and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to TPG and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, TPG and such agents such assistance as they reasonably may require. In addition, JHI acknowledges and agrees, on behalf of itself and its subsidiaries and controlled affiliates performing services hereunder (the “JHI Entities”), that the JHI Entities shall be subject to audit and review by the banking agencies having jurisdiction over Bank to the extent provided by law. JHI shall permit governmental agencies that regulate Bank to examine the facilities, records, personnel, books, accounts, files, data, reports, papers, and computer records of the JHI Entities in connection with any service performed by JHI or any such JHI Entity under this Agreement to the same extent as if that service was being performed by Bank on its own premises. JHI shall also provide to Bank or any governmental agency regulating Bank any information which may be required by any governmental agencies regulating Bank in connection with an agency audit or review of Bank, TPG or the JHI Entities and shall fully cooperate with any such governmental agency in connection with any audit or review of Bank, TPG or the JHI Entities.

16.	Survival.

Upon the expiration or termination of this Agreement in accordance with the provisions of Section 8, no party shall remain liable to the other except with respect to (a) any breach of this Agreement which occurred prior to such termination and (b) Section 4.5(a), and Sections 10, 11, 12, 13, 15, 16 and 17, all of which shall survive the expiration and termination hereof.

17.	Miscellaneous.

17.1.	Assignment. This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement (other than in the context of a change in control of a party) without the prior written consent of the other party.

17.2.	Third Party Beneficiaries. For regulatory and other business reasons, Bank must have the ability to enforce TPG’s rights under this Agreement to the extent such rights relate to the products and services provided by Bank through TPG. Accordingly, Bank is granted express third-party beneficiary status under this Agreement for such purpose and therefore may enforce TPG’s rights under this Agreement to the extent such rights relate to products or services provided by it through TPG, including TPG’s right to terminate this Agreement. Other than the third-party beneficiary status granted in this Section 17.1 and the indemnities referenced in Section 13, no person other than the parties hereto shall have any rights under this Agreement.

17.3.	Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given (i) on the date of delivery if delivery of a legible copy was made personally or by facsimile transmission or (ii) on the second business day after the date on which mailed by registered mail, certified mail, return receipt requested, addressed to the party for whom intended at the address set forth below or such other address, notice of which is given herein.

If to TPG:

Santa Barbara Tax Products Group

5770 Oberlin Drive

San Diego, CA 92121

Attn: Rich Turner

         Chief Executive Officer

If to JHI:

Jackson Hewitt Inc.

3 Sylvan Way

Parsippany, NJ 07054

Attn: Robert Moore

         Vice President, Financial Products

with a copy to:

Jackson Hewitt Inc.

3 Sylvan Way

Parsippany, NJ 07054

Attn: Office of the General Counsel

17.4.

Severability; Construction. The parties agree that if any provision of this Agreement shall be determined by any court of competent jurisdiction to be void or otherwise unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in effect. If any provision were capable of two constructions, one of which would render the provision valid and the other invalid, then the provision shall have the meaning that renders it valid. In the event that any provision hereof pertaining to fees, commissions or underwriting criteria is held to be invalid, then the parties shall endeavor in good faith the redesign the Program or the terms thereof in a manner consistent with the intent and economic effect of this Agreement.

17.5.	Waiver. No waiver of any breach of this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving party. The waiver of any breach hereof shall not operate or be construed as a waiver of any other or subsequent breach.

17.6.	Integration. This Agreement, together with all exhibits and schedules attached hereto, and the User Manual, expresses fully the entire understanding and agreement of the parties concerning the subject matter hereof, and all prior understandings or commitments of any kind, whether oral or written, concerning such subject matter are hereby superseded (other than those obligations which, by their terms and nature, survive termination or expiration).

17.7.	Party Obligations. As provided in the Recitals, JHI acknowledges that TPG has engaged Bank and other third-party, independent contractors to which TPG has delegated certain responsibilities that are integral to the performance of TPG’s obligations under this Agreement. In certain instances in this Agreement, language has been included to emphasize the involvement of third-parties in discharging particular obligations of TPG, but in other instances emphasizing language has not been included. The fact that emphasizing language has not been included, or that TPG alone is referenced or the performing party, shall not be construed to mean that third-parties, such as Bank, are not involved in discharging those obligations. Whenever it states in this Agreement that JHI shall cause the EROs to perform any act or do any thing, and such performance is also required of the ERO by the terms of the TPG Bank Product Agreement by and between the ERO and TPG, the provisions of the TPG Bank Product Agreement shall control and JHI’s obligations shall be subordinate to the obligations of the ERO.

17.8.	Amendment. This Agreement may not be amended or modified other than by a written agreement executed by both parties.

17.9.	Headings. Headings used in this Agreement are for convenience of reference only and do not define, interpret, describe the scope of or otherwise affect any provision hereof.

17.10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same instrument.

17.11.	Further Assurances. From time to time following the execution of this Agreement, each party agrees to do such things and execute and deliver such documents as may reasonably be necessary to effectuate the intent and purposes of this Agreement.

17.12.	Publicity; Disclosure. Neither party shall issue any press release relating to this Agreement without the prior consent of the other party. Each party hereto shall be permitted to disclose this Agreement to the extent such party determines that such disclosure is required by applicable law.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

SANTA BARBARA TAX PRODUCTS GROUP, LLC a limited liability company		JACKSON HEWITT INC., a Virginia corporation

By:	/s/ Rich Turner	By:	/s/ Daniel P. O’Brien
Name:	Rich Turner	Name:	Daniel P. O’Brien
Title:	CEO	Title:	CFO

Schedule A

Assisted Refund Pricing

Without state AR application:

TPG Tax Refund Account Set up Fee	$29.95
TPG Instant Rebate to Customer	$10.00

TPG Net Customer Fee	$19.95

With state AR application:

TPG Tax Refund Account Set up Fee	$29.95
TPG State Tax Refund Fee:	$10.00
TPG Instant Rebate to Customer	$15.00

TPG Net Customer Fee	$24.95